Rule 424(b)(3)
Registration No. 333-62128

SUNGARD® DATA SYSTEMS INC.

SUPPLEMENT DATED DECEMBER 19, 2001
TO
PROSPECTUS DATED JULY 19, 2001

This supplement provides new and additional information beyond that contained in the Prospectus and should be retained and read in conjunction with such Prospectus.

The information set forth under the heading "Selling Stockholders" is supplemented as follows: "As of December 19, 2001, Neil S. Hirsch transferred 4,966,213 shares of his SunGard common stock that is registered for resale under this Prospectus to the Trust u/a 11/9/01 Neil Hirsch Settlor and Steven N. Rappaport Trustee, and such trust has entered into a forward agreement with BSIL of the nature that has been described herein with respect to the Original Stockholders."

Under the caption "SELLING STOCKHOLDERS," the line item regarding Neil S. Hirsch is amended and restated as follows:

Name of Selling Stockholder	# of Shares Owned Before the Offering	# of Shares Being Offered For Sale

Neil S. Hirsch	275,901	275,901

Trust u/a 11/9/01 Neil Hirsch Settlor and Steven N. Rappaport Trustee	4,966,213	4,966,213